EXHIBIT 21

SUBSIDIARIES OF BAIN CAPITAL SPECIALTY FINANCE, INC.

1.	ADT BCSF Investments, LLC	Delaware
2.	BCSF ERA Investments, LLC	Delaware
3.	BCC BCSF DCB Investments, LLC	Delaware
4.	BCSF Abracon Holding, LLC	Delaware
5.	BCSF Complete Financing Solution Holdco LLC	Delaware
6.	BCSF Complete Financing Solution LLC	Delaware
7.	BCSF Grammer Holdings (E), LLC	Delaware
8.	BCSF I, LLC	Delaware
9.	BCSF Insigneo Holdings, LLC	Delaware
10.	BCSF ServiceMaster Investments, LLC	Delaware
11.	BCSF WSP, LLC	Delaware
12.	BCC Middle Market CLO 2019-1, Ltd	Cayman Islands
13.	BCC Middle Market CLO 2019-1 Co-Issuer, LLC	Delaware
14.	Gale Aviation (Offshore) Co	Cayman Islands
15.	Lightning Holdings B, LLC	Cayman Islands
16.	BCSF Darcy Investments, LLC	Delaware
17.	BCSF AGGIS Investments, LLC	Delaware
18.	BCSF BBOG Investments, LLC	Delaware
19.	BCSF Gills Point Investments, LLC	Delaware
20.	BCSF Project Aberdeen, LLC	Delaware
21.	BCSF II-C, LLC	Delaware

In addition, we may be deemed to control certain portfolio companies identified as “Affiliated” companies that we “Control” in Item 8. Consolidated Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 5. Related Party Transactions Non-Controlled/Affiliate and Controlled Affiliate Investments, included in the Financial Statements portion of Bain Capital Specialty Finance’s Form 10-K for the year ended December 31, 2024.